Exhibit 10.13

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT is made as of this 1st day of September, 2018, by and between AGS, LLC, a Delaware limited liability company (“AGS” or the “Company”), and SIGMUND LEE (“Executive”). The Company desires to continue employment with Executive and the Executive accepts employment on the following terms and conditions. This Agreement supersedes and replaces any previous agreements, express or implied, between the parties concerning employment including but not limited to both the Employment Agreement entered July 1, 2015 and the First Amendment to July 1, 2015 Employment Agreement dated January 14, 2016, except with regard to the final AIP Bonus payment referenced in Section 2 of the otherwise superseded First Amendment to July 1, 2015 Employment Agreement and except as to the written agreements executed by the Parties with respect to Executive’s equity shares in the Company.

1.    EMPLOYMENT AND DUTIES OF EXECUTIVE

1.1    Employment. The Company agrees to employ Executive in the position of Chief Technology Officer. Executive agrees to perform those responsibilities assigned by the Company and render services necessary to protect and advance the best interests of the Company.

1.2    Performance of Duties. Executive agrees to perform Executive’s duties and obligations well and faithfully and to the utmost of Executive’s ability. Executive agrees to devote full business time, attention, skill and effort to the performance of the duties and responsibilities the Company may assign from time to time. Executive will also comply with all Company rules, regulations and policies.

1.3    Conflict of Interest. Executive may not, during the term of employment, engage in any other activity, if it conflicts or interferes with or adversely affects in any material respect the performance or discharge of Executive's duties and responsibilities. Executive agrees that he will not engage in any other gainful employment, business or activity without the written consent of the Company.

2.    AT-WILL EMPLOYMENT

Executive is employed at will. That means Executive may leave the employ of the Company, and the Company may terminate Executive’s employment at any time, for any reason, with or without cause. Executive understands and agrees that there are no express or implied agreements to the contrary and that this Section cannot be amended or altered by any practice or oral statement made to Executive. This Section may only be altered by a written instrument signed by Executive and the Company specifically referring to this section of the Agreement.

3.    COMPENSATION

3.1    Base Salary.    During employment, the Company agrees to pay Executive, as compensation for all services to be rendered a base salary of $600,000 per employment year (“Base Salary”). The Base Salary will be paid in substantially equal payments pursuant to the payroll practices of the Company, less deductions or amounts required by law, deductions for contributions for benefits, and other deductions authorized by Executive. The Base Salary will be prorated for the month in which employment commences or terminates, and for any employment year less than twelve (12) months in duration. The Base Salary will be reviewed by the Company and may be increased from time to time by the Company in its absolute discretion. Executive’s Base Salary may only be decreased if a Company-wide decrease is implemented for all senior leadership positons and in such an event may only be decreased by the same proportion used for all senior leaders.
4.    BONUS AND BENEFITS

4.1    Bonus. Executive is eligible to participate in the Company’s Managerial Bonus Plan (“Plan”) at the C-Suite level subject to the terms and conditions specified in the Plan document. The CEO will have the sole discretion to set Executive’s annual target bonus under the Plan but in no event will it be set at less than 75% of Base Salary if 100% of target is achieved. The Company maintains the absolute discretion to prospectively modify, amend or eliminate the Plan. Bonus eligibility under the Plan is dependent on active employment status at the time of bonus payout.

In exchange for Executive’s commitment to remain employed with the Company for a three-year period commencing September 1, 2018 (the “Stay Period”), Executive will also be eligible to participate in the Annual Incentive Program (“AIP”) which entitles Executive to three (3) annual AIP bonus payments in the gross amount of $450,000 each, less all required withholding and deductions (“AIP Bonus Payment”). Executive’s annual AIP Bonus Payment will be paid in the first quarter of the fiscal year, at the same time that the Company pays all employees their annual bonuses. The AIP Bonus Payments collectively will be considered payment for Executive’s three-year commitment to remain employed during the Stay Period. In order to earn the AIP Bonus Payment for any year, Executive must satisfy all of the following conditions:

Be actively employed by AGS at the time payment is due to be paid; and
Be satisfactorily performing Executive’s job duties or other duties.

Should Executive resign without Good Reason or be terminated by the Company for Cause (as defined in Sections 5.3 and 5.4) prior to the expiration of the Stay Period, Executive will be obligated to immediately repay to the Company the net amount (after taxes) of any AIP Bonus Payment paid to him in the current fiscal year pursuant to this Agreement. For purposes of clarity, Executive will receive the third and final AIP bonus payment referenced in Section “2” of the superseded First Amendment to July 1, 2015 Employment Agreement during March 2019 at the same time that the Company pays all employees their annual bonuses. Executive will receive the first AIP Bonus Payment provided for in this Agreement at that same time. Executive agrees that this section in no way alters the at-will nature of the employment relationship between himself and the Company.

4.2    Benefits. Executive will receive vacation, health, dental, and other benefits under the established plans and programs of the Company to the extent Executive is eligible for participation based on applicable eligibility criteria determined by the Company for all senior leadership positions. The Company maintains the absolute discretion to modify, amend or eliminate all employee benefits plans and programs.

4.3     Sign-On Bonus. AGS agrees to pay Executive a one-time sign-on bonus in the gross amount of $500,000 (“Sign-On Bonus”), less all required withholding and deductions, paid on or before 15 days from the execution of this document by Executive. This Sign-On Bonus is in addition to, and not considered part of, Executive’s Base Salary or other bonus compensation that he may be eligible for under the Employment Agreement. If Executive resigns his employment without Good Reason at any time during the Stay Period referenced in Section 4.1 of this Agreement, Executive agrees to immediately pay back to the Company the net amount (after taxes) of the Sign-On Bonus paid to him, within thirty (30) days of such termination date. Executive and Company agree that the Sign-On Bonus is not fully earned by Executive unless he remains actively employed by the Company during the entire Stay Period, unless he is terminated earlier by the Company or resigns for Good Reason (in which case, to be clear, the Sign-On Bonus would be deemed fully earned by Executive).

4.4    Stock Options/Equity.    Nothing in this Agreement is intended to alter, amend, or diminish any rights Executive currently has under any plan or agreement relating to stock or stock options previously granted to Executive.

5.    SEVERANCE OBLIGATION UPON TERMINATION OF EMPLOYMENT

5.1    Termination for Cause, Death or Disability. If Executive's employment is terminated for Cause, as defined in Section 5.3 of this Agreement, or due to the death or disability of Executive, Executive will be entitled to receive only the unpaid portion of Base Salary accrued to the termination date and all of Executive's rights to compensation under this Agreement will terminate as of that termination date. “Disability” shall mean the absence of Executive from Executive’s duties with the Company on a full-time basis for 90 business days within a one-year period as a result of incapacity due to physical or mental illness that is determined to be permanent by a physician selected by the Company or its insurers who is also reasonably acceptable to Executive or Executive’s legal representative.

5.2    Termination Without Cause. Notwithstanding that Executive remains an at-will employee of the Company at all times, if the Company terminates Executive’s employment without Cause, Executive will be entitled to receive the unpaid portion of Base Salary accrued to the termination date. In addition, subject to the signing by Executive of a general release of all claims against the Company in a form and manner satisfactory to the Company and subject to Executive’s compliance with post-termination obligations and restrictive covenants set forth in Section 6 of this Agreement (including its subparts), Executive will be entitled to receive severance pay equal to Executive’s Base Salary over an eighteen (18) month severance period which shall be paid in substantially equal payments over 18 months pursuant to the payroll practices of the Company, along with the pro-rated Managerial Bonus Plan payment for the year in which Executive is terminated at the same time that the Company pays all employees their annual bonuses (collectively the “Severance Payment”). In addition, in the event a Change of Control occurs and Executive is terminated without Cause on or within twenty-four (24) months of such a Change of Control and Executive has otherwise satisfied the prerequisites to receipt of severance set forth in this Section, Executive shall be entitled to the Severance Payment except that the severance amount will be equal to Executive’s Base Salary over a twenty-four (24) month period rather than eighteen (18) months of severance pay, to be paid over 24 months pursuant to the payroll practices of the Company. The following shall apply to Executive’s Severance Payment: (A) The Severance Payment described above shall be made at the time and in the manner described; (B) the time and manner of the Severance Payment that are not exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of the regulatory exemptions for short-term deferrals and certain separation pay plans shall not be modified except to the extent such modification is permitted under Code Section 409A; and (C) no payments of severance that are not exempt from Code Section 409A shall be paid during the six month period following Executive’s separation from service and shall, instead, be paid on the first day of the seventh month following Executive’s separation from service to the extent such a delay is required to avoid a violation of Code Section 409A. A “Change of Control” means:

(i)    a merger, amalgamation, arrangement, consolidation of the Company with or into another entity, or any other corporate reorganization or other business combination involving the Company (a "Business Combination"), if as a result of such Business Combination more than 50% of the combined voting power of the continuing or surviving entity's securities outstanding immediately afterwards are owned by persons who were not shareholders of the Company immediately prior to such Business Combination;

(ii)    the exercise of the voting power of all or any shares of the Company so as to cause or result in the election of a majority of directors of the Company who were not directors of the Company prior to such election;

(iii)    a tender offer, an exchange offer, a take-over bid or any other offer or bid by an entity, person or group (other than the Company, or a wholly owned subsidiary of the Company) which results in the ownership by such entity, person or group of persons acting in concert of more than 50% of the issued and outstanding voting shares of the Company; or

(iv)    the sale, transfer or disposition by the Company of all or     substantially all of the assets of the Company.

(v)    An event will not constitute a Change of Control if its sole purpose is to change the jurisdiction of the Company or to create a holding company, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company's securities immediately before such event. Additionally, a Change of Control will not be deemed to have occurred, with respect to Executive, if Executive is part of a purchasing group that consummates the Change of Control or, in the case of paragraph (ii) above, Executive initiates the election of the new directors.

This paragraph in no way limits payments that may be due under Company sponsored benefit plans.

5.3    Definition of Cause. “Cause” means that Executive committed any of the following acts and/or omissions:

(i)	failure or inability to perform the essential functions of Executive’s position after written notice and thirty (30) days to cure;

(ii)	failure to cure a material breach of any of the terms of this Agreement after written notice and thirty (30) days to cure;

(iii)	being charged with or convicted of a crime involving fraud, theft, embezzlement, assault, battery or other violent act or another crime involving dishonesty, violence or moral turpitude;

(iv)	declining to follow any significant and legal instruction from the Company after written notice and thirty (30) days to cure;

(v)
failure to maintain or having suspended, revoked or denied any applicable or necessary license, permit or professional designation, or where the Company has reasonably determined that Executive’s involvement with AGS may have a negative impact on AGS’s ability to receive or retain any of its licenses;

(vi)
intentionally declining or failing to follow any known rule or policy of the Company, including as examples only, policies prohibiting discrimination or harassment in the workplace and safety or health rules;

(vii)	violation or participation in a violation of a statute or regulation of a federal, state or local government regarding gaming, safety, health, labor or employment; or

(viii)	committing any act that constitutes a breach of a fiduciary duty or a duty of loyalty.

5.4     Definition of Good Reason.    “Good Reason” means any of the following acts:

(i)     a Change in Control (as defined in Section 5.2 above) if one or more of the following occurs within twelve (12) months of such Change in Control (a) Executive no longer reports to Chief Executive Officer David Lopez; or (b) a material diminution of Executive’s duties; or

(ii)    a material diminution of Executive’s duties, title, reporting structure, or Base Salary.

6.	RESTRICTIVE COVENANTS

6.1    Confidentiality; Work Product. The term “Confidential Information” as used in this Agreement means all information disclosed, before or after the execution of this Agreement, by Company to Executive, as well as any information to which Executive has access or that is learned, generated or created by Executive, whether alone or jointly with others. Confidential Information includes, but is not limited to: (i) source code and programming information, including proprietary wireless and portable computer technology software; (ii) licensing and purchasing agreements; (iii) client lists and other client data, supplier lists, pricing information and fee schedules; (iv) employment, management and consulting agreements and other organization information; (v) trade secrets and other proprietary business and management methods; (vi) competitive analysis and strategies; (vii) all other technical, marketing, operational, economic, business, management, or financial knowledge, information or data of any nature whatsoever relating to the business of Company, which has been or may hereafter be learned, generated, created, or otherwise obtained by Executive, alone or jointly with others, whether in written, electronic, oral, or any other form; and (viii) any extracts therefrom. Confidential Information shall not include: (i) information that at the time of disclosure is publicly available, or information which later becomes publicly available through no act or omission of the Executive; (ii) information that Executive independently developed without the use of Company’s Confidential Information; or (iii) information disclosed to Executive by a third party not in violation of any obligations of confidentiality to the Company. Executive agrees to only use Confidential Information for the purpose of performing his duties for the company within the course and scope of employment and will make no use or disclosure of the confidential Information, in whole or in part, for any other purpose. Executive agrees to keep confidential all Confidential Information and to preserve the confidential and proprietary nature of the Confidential Information at all times. In the event that Executive is requested or required by subpoena or court order to disclose any Confidential Information, it is agreed that Executive will provide immediate notice of such request to Company and will use reasonable efforts to resist disclosure, until an appropriate protected order may be sought, or a waiver of compliance with the provisions of this Agreement granted. Upon the termination of Executive’s employment with Company for any reason, Executive shall return all Confidential Information and Company property in his possession including, without limitation, all originals, copies, translations, notes, or any other form of said material, without retaining any copy of duplicates thereof, and promptly to delete or destroy any and all written, printed, electronic or other material or information derived from the Confidential Information.

6.2    Work for Hire. Executive understands and agrees that, to the extent permitted by law, all work, papers, reports, documentation, drawings, images, product ideas, service ideas, photographs, negatives, tapes and masters thereof, computer programs including their source code and object code, prototypes and other materials (collectively, “Work Product”), including without limitation, any and all such Work Product generated and maintained on any form of electronic media, that Executive generates, either alone or jointly with others, during employment with Company will be considered a “work made for hire,” and ownership of any and all copyrights in any all such Work Product will belong to the Company. In the event that any portion of the Work Product should be deemed not to be a “work made for hire” for any reason, Executive hereby assigns, conveys, transfers and grants, and agrees to assign, convey, transfer and grant to Company all of Executive’s right, title, and interest in and to the Work Product and any copyright therein, and agrees to cooperate with Company in the execution of appropriate instruments assigning and evidencing such ownership rights. Executive hereby waives any claim or right under “droit moral” or moral rights to object to Company’s copyright in or use of the Work Product. Any Work Product not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restrictions herein.

6.3    Inventions. Executive hereby assigns and agrees to assign to Company all of Executive’s right, title, and interest in and to any discoveries, inventions and improvements (each an “Invention,” and collectively, “Inventions”), whether patentable or not, that Executive makes, conceives or suggests, either alone or jointly with others, while employed by Company. Any Invention that was made, conceived or suggested by Executive, either solely or jointly with others, within one (1) year following termination of employment with Company and that pertains to any Confidential Information or business activity of Company will be irrebuttably presumed to have been made, conceived or suggested in the course of Executive’s employment and with the use of the time, materials or facilities of Company. Any Invention not generally known to the public shall be deemed Confidential Information and shall be subject to the use and disclosure restriction herein.

6.4    Non-competition. While employed by the Company and for the Restricted Period, Executive shall not (a) provide services that are the same as or similar in function or purpose to the services Executive provided to the Company during the Covered Period; or (b) provide such other services that are otherwise likely or probable to result in the use or disclosure of Confidential Information; to a business whose products and services include products and services offered by the Company during the Covered Period (a “Competitive Business”) within any jurisdiction or marketing area in which the Company or any of its subsidiaries is doing business or has invested and established good will in demonstrating an intent to do business during the Covered Period. Executives’ ownership of securities of 2% or less of any publicly traded class of securities of a public company shall not violate this Section. The “Restricted Period” shall be the twelve-month period following the date of Executive’s termination of employment with Company if termination occurs prior to September 1, 2021 and shall be the six-month period following the date of Executive’s termination of employment with Company if terminations occurs after September 1, 2021. The “Covered Period” means the six (6) month period of time immediately preceding the termination of Executive’s employment with Company. If Executive’s employment terminates prior to September 1, 2021, Executive may elect to shorten the Covered Period to six (6) months if Executive provides written notice of his intent to compete with the Company waiving and relinquishing any right to receive any additional severance payments provided for in Section 5.2 that would otherwise be due and payable to Executive. In no event shall the Covered Period be less than six (6) months.

6.5    Non-solicitation. During the eighteen (18) month period following the date of Executive’s termination of employment with Company (the “Non-solicitation Period”), Executive shall not, directly or indirectly, (i) solicit for employment any individual who is then an employee of the Company or its subsidiaries or who was an employee of the Company or its subsidiaries within the Covered Period (a “Covered Employee”), or (ii) contract for, hire or employ any Covered Employee earning at least $100,000 in annualized base compensation as of the Covered Employee’s most recent date of employment with the Company. During the Non-solicitation Period, the Executive shall also not take any action that could reasonably be expected to have the effect of encouraging or inducing any employee, representative, officer or director of the Company or any of its subsidiaries to cease his or her relationship with the Company or any of its subsidiaries for any reason. In addition, during the Non-solicitation Period, the Executive shall not, with respect to providing services to a Competitive Business, solicit for business of, any person or entity who is or was a customer of the Company or potential customer with whom the Company had initiated contact, during the Covered Period.

6.6    Nondisparagement. At all times during Executive’s employment and thereafter, Executive shall refrain from all conduct, verbal or otherwise, that disparages or damages the reputation, goodwill, or standing in the community of Apollo Management VIII, LP (“Apollo”), the Company or any of their respective affiliates.

6.7    Remedies. The parties agree that the provision of this Section 6, including its subparts (the “Covenants”) have been specifically negotiated by sophisticated parties. Executive acknowledges and agrees that the Covenants are reasonable in light of all of the circumstances, are sufficiently limited to protect the legitimate interests of the Company and its affiliates, impose no undue hardship on Executive, and are not injurious to the public, and further acknowledges and agrees that Executive’s breach of the Covenants will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and that if the Company elects to prevent Executive from breaching such provisions by obtaining an injunction against Executive, there is a reasonable probability of the Company’s eventual success on the merits. Accordingly, Executive consents and agrees that if the Executive commits any such beach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damages, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. In the event that the Covenants shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time, over too great a geographical area, or by reason of being too extensive or vague in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical areas as to which they may be enforceable and/or to the maximum extent in all other respects as to which they be enforceable, all as determined by such court in such action.

6.8    Survival. The provision of this Section 6 and all of its subparts shall survive termination of employment for any reason.

7.	ARBITRATION

The parties agree to resolve any disputes through arbitration in Las Vegas, Nevada. This Section is governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq., and applies to any dispute brought by either party arising out of or related to Executive’s employment including termination of the employment. This Section is intended to apply to the resolution of disputes that otherwise would be resolved in a court of law. The following claims are excluded from coverage by this Section: (1) claims for breach of Section 6, including any of its subparts, seeking specific performance of or injunctive relief; (2) claims that, as a matter of law, may not be subject to mandatory arbitration; and (3) claims that may be adjudicated in small claims court.

Executive specifically acknowledges this provision requires the arbitration of disputes between Executive and the Company and affirmatively agrees to be bound by this provision.

/s/ D.L.______Executive’s initials

8.    ATTORNEY FEES

The prevailing party is entitled to an award of attorney fees for litigation or arbitration to enforce this Agreement.

9.	SURVIVAL

The provisions of Sections 6, 7, and 10 will survive termination of this Agreement and remain enforceable.

10.	SEVERABILITY

The invalidity or unenforceability of any provision of this Agreement will in no way affect the validity or enforceability of any other provisions or subparts.

11.	ASSIGNMENT AND SUCCESSORS

Neither this Agreement nor any of Executive’s rights or duties may be assigned or delegated by Executive. This Agreement is not assignable by the Company without the consent of Executive, except to a successor in interest or a subsidiary of the Company.

12.	ENTIRE AGREEMENT, WAIVER AND OTHER

Except as set forth herein, this Agreement contains the entire agreement of the parties and supersedes all previous agreements written or oral, express or implied, covering the subject matter. No waiver or modification of any of the provisions of this Agreement will be valid unless in writing and signed by the party granting the waiver or modification. This Agreement may not be supplemented except by an instrument in writing signed by both parties.

13.	GOVERNING LAW AND VENUE

This Agreement will be governed by and construed in accordance with the laws of the State of Nevada. Any legal suit, action or proceeding setting forth claims excluded from coverage by Section 7 arising out of or relating to this Agreement or Executive’s employment with Company shall be instituted in the courts of (including federal courts located in) Clark County, Nevada, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

[SIGNATURE PAGE FOLLOWS]

DATED: November 5, 2018             AGS, LLC

By:    /s/ DAVID LOPEZ
David Lopez, CEO

EXECUTIVE

DATED: November 5, 2018
/s/ SIGMUND LEE
SIGMUND LEE